Exhibit 10

Execution Version

November 16, 2021

Chatham Delta Parent, Inc.

26 Main Street, Suite 204

Chatham, New Jersey 07928

Re: R.R. Donnelley & Sons Company Capital Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of November 16, 2021 (as may be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among Chatham Delta Parent, Inc., a Delaware corporation (“Parent”), Chatham Delta Acquisition Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Acquisition Sub”), and R.R. Donnelley & Sons Company, a Delaware corporation (the “Company”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned Subsidiary of Parent. Capitalized terms used but not defined in this letter agreement shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered to Parent in connection with the execution of the Merger Agreement by Parent, Acquisition Sub and the Company.

1. Cash Commitment. Pursuant to this letter agreement, the undersigned (each, a “Sponsor” and collectively, the “Sponsors”), subject to the conditions set forth herein, hereby jointly commit to purchase no less than $100 million of equity interests of Parent (or one or more of its assignees who are assigned Parent’s rights, interests and obligations under, and in accordance with, the Merger Agreement) for cash (the “Cash Commitment”), subject to reduction in an amount equal to any Additional Debt (as defined below) included in the Debt Commitment (as defined below), solely for the purpose of enabling Parent to pay or cause to be paid the Merger Consideration due under the Merger Agreement, to refinance certain indebtedness of the Company and to pay transaction fees and expenses related thereto, immediately prior to the time Parent, Acquisition Sub and the Company become obligated under the Merger Agreement to effect the Closing. Notwithstanding anything to the contrary, the Sponsors (together with their permitted assigns) shall not, under any circumstances, be obligated to purchase, directly or indirectly, equity interests from Parent or otherwise provide any funds to Parent pursuant to this Section 1 in an amount exceeding the Cash Commitment.

2. Rollover Commitment. Pursuant to this letter agreement, the Sponsors, subject to the conditions set forth herein, immediately prior to the Effective Time, jointly confirm their irrevocable election to transfer, contribute and deliver, or cause to be transferred, contributed and delivered to Parent (or one or more assignees who are assigned Parent’s rights, interests and obligations under, and in accordance with, the Merger Agreement) (x) 10,927,100 shares of Company Common Stock, the aggregate value of which, based on a value of $9.10 per share, will be equal to $99,436,610 and (y) any additional shares that the Sponsors may hereafter acquire prior to the Effective Time (collectively, the “Rollover Shares” and such amount the “Rollover Commitment”), free and clear of all Liens, in exchange for the pro rata (in kind and amount) share of equity of Parent (or one or more assignees who are assigned Parent’s rights, interests and obligations under, and in accordance with, the Merger Agreement) based on the value of the aggregate equity contributions to Parent made in connection with the Merger and assuming that the value of each Rollover Share is equal to the Merger Consideration. Notwithstanding anything to the contrary, the Sponsors (together with their permitted assigns) shall not, under any circumstances, be obligated to contribute or cause to be contributed to Parent pursuant to this Section 2 shares of Company Stock or amounts in excess of the Rollover Commitment.

3. Debt Commitment. Pursuant to this letter agreement, the Sponsors, subject to the conditions set forth herein, immediately prior to the Effective Time, jointly commit to transfer, contribute and deliver, or cause to be transferred, contributed and delivered, free and clear of all Liens, up to (x) an aggregate of $748.4 million in aggregate principal amount of the Company Notes currently owned by the Sponsors, and (y) any additional Company Notes that the Sponsors may hereafter acquire prior to the consummation of the Merger Agreement (the “Additional Debt”), to Parent in exchange for common equity interests and/or subordinated pay-in-kind instruments of Parent that is unsecured and non-recourse to any subsidiaries of the Parent (or one or more assignees who are assigned Parent’s rights, interests and obligations under, and in accordance with, the Merger Agreement), (the “Debt Commitment” and, together with the Cash Commitment and the Rollover Commitment, the “Commitments”).

4. Equity Sponsor Representations and Warranties. The Sponsors jointly represent and warrant to Parent that (i) the Sponsors have, and will maintain sufficient cash or other sources of immediately available funds to fulfill the Cash Commitment in accordance with the terms and subject to the conditions set forth herein, (ii) the Sponsors are the record and/or beneficial owners of the Rollover Stock outstanding as of the date hereof, free and clear of all Liens (other than those arising under this letter agreement and the Voting Agreement); (iii) the Sponsors are the record and/or beneficial owners of the Company Notes to be contributed to Parent hereunder, free and clear of all Liens (other than those arising under this letter agreement), (iv) the Sponsors have the power and authority to execute, deliver and perform this letter agreement; (v) the execution, delivery and performance of this letter agreement by the Sponsors have been duly and validly authorized and approved by all necessary corporate or similar action; (vi) this letter agreement has been duly and validly executed and delivered by the Sponsors and constitutes a legal, valid and binding agreement of them enforceable by Parent against them in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect, affecting creditors’ rights and remedies generally); and (vii) the execution, delivery and performance by the Sponsors of this letter agreement does not and will not (x) violate any of their organizational documents, (y) conflict with or violate any Law or Order applicable to any Sponsor or (z) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any material Contract to which any Sponsor is a party, or by which its properties or assets are bound.

5. Conditions; Termination. The Sponsors’ obligation to fund and/or consummate the Commitments, as applicable, is subject to the terms of this letter agreement and to the satisfaction of the following conditions: (i) the execution and delivery of the Merger Agreement by the Company and no party having terminated the Merger Agreement in accordance with the terms thereof, (ii) the satisfaction or waiver of all of the conditions set forth in Sections 6.1 and 6.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the

Closing, but subject to the satisfaction or waiver of those conditions at the Closing), (iii) the Debt Financing (or any alternative financing in accordance with Section 5.17(c) of the Merger Agreement) has been funded or will be funded at the Closing if the Capital Financing is funded at the Closing and (iv) the substantially contemporaneous consummation of the Merger in accordance with the terms of the Merger Agreement. The obligation of the Sponsors to fund and/or consummate the Commitments will terminate automatically and immediately upon the earliest to occur of: (1) the Effective Time, at which time such obligation will be discharged but subject to the performance of such obligation; and (2) the valid termination of the Merger Agreement in accordance with its terms and (3) the failure of the Company to countersign the Merger Agreement on or prior to 5:00 p.m. ET on December 9, 2021. For the avoidance of doubt, in no event shall the Sponsors have any obligation to make any payment or contribution under this letter agreement at any time after the Merger Agreement has been terminated in accordance with its terms. Sections 5, 6 and 8 through 13 of this letter agreement shall survive any such termination.

6. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, but subject to the last sentence of this Section 6, by its acceptance of this letter agreement, Parent hereby covenants, acknowledges and agrees that no Person other than the Sponsors (and to the extent assigned pursuant to one or more assignees in accordance with Section 7 hereof, such permitted assignees) shall have any obligation hereunder and that, (a) notwithstanding that each Sponsor may be an entity, no recourse hereunder or under any documents or instruments delivered in connection herewith, or in respect of any oral representations made or alleged to be made in connection herewith, shall be had against any former, current or future, direct or indirect director, manager, officer, employee, agent, financing source or Affiliate of such Sponsor, any former, current or future, direct or indirect holder of any equity interests or securities of such Sponsor (whether such holder is a limited or general partner, manager, member, stockholder, security holder or otherwise), any former, current or future director, officer, employee, agent, financing source, general or limited partner, manager, management company, member, stockholder, security holder, Affiliate, controlling Person or representative or assignee of any of the foregoing, or any former, current or future heir, executor, administrator, trustee, successor or assign of any of the foregoing, in each case, other than the applicable Sponsor and its permitted assignees hereunder, and Parent, Acquisition Sub and their respective successors or permitted assignees under the Merger Agreement (any such Person or entity, other than the Sponsors and their permitted assignees hereunder, or Parent, Acquisition Sub and their respective successors or permitted assignees under the Merger Agreement, a “Related Party”), or any Related Party of the Sponsors’ Related Parties (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including, without limitation, in the event Parent or Acquisition Sub breaches its obligations under the Merger Agreement and including whether or not Parent’s or Acquisition Sub’s breach is caused by the breach by the Sponsors of their obligations under this letter agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law; and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of the Sponsors or any Related Party of the Sponsors’ Related Parties under this letter agreement or any documents or instruments delivered in connection herewith or with the Merger Agreement, in respect of any oral representation made or alleged to have been made in connection herewith or for any Action based on, in respect of, or by reason of such obligations hereunder or by their creation. Nothing in this letter agreement, express or implied, is intended to or shall confer upon any Person, other than Parent, the Company (as expressly set forth in Section 8 of this letter agreement) and the Sponsors, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

7. Assignment; No Modification; Entire Agreement. Neither this letter agreement, including any of the rights, interests or obligations hereunder, nor the Sponsors’ commitments hereunder shall be assigned in whole or in part, by operation of Law or otherwise, to any other Person without the prior written consent of the other party hereto, subject in any case to the terms set forth in the Merger Agreement. Any attempted assignment without such consent shall be null and void and of no force and effect. Notwithstanding anything to the contrary, each Sponsor may assign its commitments under this letter agreement to an Affiliate of such Sponsor that agrees to assume the applicable Sponsor’s obligations hereunder; provided, that (x) no such assignment under this letter agreement shall impair, hinder or delay the ability of Parent or Acquisition Sub to perform its obligations under the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this letter agreement, and (y) no such assignment shall relieve any Person of its obligations hereunder except in respect of any portion of the Commitments actually funded or contributed by such assignee and available to Parent at Closing to pay the Merger Consideration, to refinance certain indebtedness of the Company and to pay transaction fees and expenses related thereto. This letter agreement may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by each of the parties hereto. This letter agreement, taken together with the Merger Agreement, the Voting Agreement and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between or among any of the Sponsors and Parent with respect to the subject matter of those agreements. The Sponsors acknowledge that the Company has entered into the Merger Agreement in reliance upon, among other things, the commitments set forth in this letter agreement.

8. Reliance; Enforcement. This letter agreement may be relied upon only by Parent, provided, that, the Company may rely upon and enforce this letter agreement as an express third-party beneficiary of this letter agreement and may cause each Sponsor to perform its obligations hereunder only to the extent that: (a) the Company is awarded specific performance of Parent’s or Acquisition Sub’s obligation to cause the Equity Financing to be funded in accordance with the terms and conditions set forth in Section 8.9 of the Merger Agreement; or (b) the Company is enforcing its rights to consent to certain matters as expressly provided for in this letter agreement; provided that, for the avoidance of doubt, the Company is not and shall not be an express third-party beneficiary with respect to any Action seeking monetary damages under the terms and conditions of this letter agreement. Except as set forth in the foregoing sentences of this Section 8, nothing set forth in this letter agreement, express or implied, shall be construed to confer upon or give any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitments or any provisions of this letter agreement. Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Merger Agreement, and notwithstanding that this letter agreement is referred to in the Merger Agreement, except as expressly set forth in this Section 8, no party (including the Company and any of its respective Subsidiaries or Affiliates) other than Parent, shall have any rights against the Sponsors pursuant to this letter agreement.

9. Confidentiality. This letter agreement shall be treated as strictly confidential and is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Debt Financing Letters), except with the written consent of the Sponsors. Notwithstanding anything to the contrary, Parent, Acquisition Sub and the Company may disclose this letter agreement and the information herein: (a) in connection with the enforcement of this letter agreement and the Merger Agreement; and (b) to the extent necessary to comply with applicable Laws, the rules of any national securities exchange and requirements with respect to any SEC filings. For the avoidance of doubt, the Company may disclose the existence of, and parties to, this letter agreement, and the amount of the Commitments, and, to the extent necessary to comply with applicable Laws, the Company may include a description of the other terms and conditions of this letter agreement, in any proxy statement or report required to be filed by the Company with the SEC in connection with the Merger Agreement and the transactions contemplated thereby. Notwithstanding the foregoing, this letter agreement may be provided to the Company, and to its advisors who have been directed to treat this letter agreement as confidential, and the Company shall cause such advisors to so treat this letter agreement as confidential.

10. Counterparts. This letter agreement may be executed in multiple counterparts (including by means of facsimile or email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This letter agreement will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

11. Governing Law. This letter agreement and all rights, claims and Actions of the parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this letter agreement or the negotiation, execution, due diligence, performance or subject matter hereof, shall be governed by, and construed in accordance, with the Laws of the State of Delaware, without regard to principles of conflict of laws thereof or of any other jurisdiction.

12. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS LETTER AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH. EACH PARTY CERTIFIES AND ACKNOWLEDGES (A) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS AND (C) THAT IT AND THE OTHER PARTIESHAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

13. Jurisdiction; Venue.

(a) All Actions arising out of, under or in connection with this letter agreement or any of the transactions contemplated hereby shall be raised to and exclusively determined by the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), to whose jurisdiction and venue the parties irrevocably and unconditionally consent and submit. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of Actions arising out of this letter agreement or any of the transactions contemplated hereby in such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail in the manner provided in Section of the Merger Agreement, at the address of Parent as set out in Section 8.2 of the Merger Agreement, shall be effective service of process for any Action brought against such party in any such court.

(b) Each of the parties (i) irrevocably consents to submit itself, and hereby irrevocably submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this letter agreement or any of the transactions contemplated hereby,(ii) irrevocably agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) irrevocably agrees that it will not bring any Action relating to or arising out of this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) irrevocably consents to service of process being made in the manner provided in Section 8.2 of the Merger Agreement, in the case of the Sponsors, mutatis mutandis.

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Date: November 16, 2021

Very Truly Yours,

CHATHAM ASSET HIGH YIELD MASTER FUND, LTD.;

TX-CHATHAM FUND, LP;

CHATHAM EVEREST FUND, LP;

CHATHAM ASSET PRIVATE DEBT AND STRATEGIC CAPITAL FUND, LP;

CHATHAM ASSET PRIVATE DEBT AND STRATEGIC CAPITAL FUND II, LP;

CHATHAM ASSET PRIVATE DEBT AND STRATEGIC CAPITAL FUND III, LP;

CHATHAM CO-INVESTMENT FUND, LP

By:	Chatham Asset Management, LLC, as Investment Advisors to each of the foregoing

By:	/s/ Anthony Melchiorre
Name: Anthony Melchiorre
Title: Managing Member

Accepted and Agreed:

CHATHAM DELTA PARENT, INC.

By:	/s/ Anthony Melchiorre
Name: Anthony Melchiorre
Title: President

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